EXHIBIT NO. 99

MOOG INC. SAVINGS AND STOCK OWNERSHIP PLAN

Independent Auditors' Report

The Plan Administrator
Moog Inc. Savings and Stock Ownership Plan:

We have audited the financial statements of Moog Inc. Savings and Stock Ownership Plan as of September 30, 2001 and 2000 and for the years then ended as listed in the accompanying index. These financial statements are the responsibility of the Plan's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the net assets available for benefits of Moog Inc. Savings and Stock Ownership Plan as of September 30, 2001 and 2000, and the changes in the net assets available for benefits for the years then ended in conformity with accounting principles generally accepted in the United States of America.

Our audits were performed for the purpose of forming an opinion on the basic financial statements taken as a whole. Supplemental schedules 1 and 2 are presented for the purpose of additional analysis and are not a required part of the basic financial statements but are supplementary information required by the Department of Labor's Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. The supplemental schedules have been subjected to the auditing procedures applied in the audits of the basic financial statements and, in our opinion, are fairly stated in all material respects in relation to the basic financial statements taken as a whole.

/s/ KPMG LLP

February 15, 2002

__________________________________________________________________________

 Moog Inc. Savings and Stock Ownership Plan
Statements of Net Assets Available for Benefits
__________________________________________________________________________

	September 30,
	2001	2000

Assets:
Investments	$ 141,479,702	$ 159,712,960
Participant loans receivable	2,305,194	2,186,780
Cash and equivalents	624,341	912,813
Contributions receivable:
Participants	341,278	310,707
Employer	17,857	16,221
Accrued investment income	94,022	164,988

Net assets available for benefits	$ 144,862,394 ==========	$ 163,304,469 ==========
See accompanying notes to financial statements

_________________________________________________________________________

Moog Inc. Savings and Stock Ownership Plan
Statements of Changes in Net Assets Available for Benefits
________________________________________________________________________

	Years Ended September 30,
	2001	2000

Investment income:
Net (depreciation) appreciation in fair value of investments	$ (24,765,208)	$ 4,342,735
Interest	1,584,438	2,092,905
Dividends	1,366,949	1,173,261
Total investment (loss) income	(21,813,821)	7,608,901
Contributions:
Participant	11,450,372	11,463,957
Employer	589,068	625,909
Rollovers	405,458	327,999
Total contributions	12,444,898	12,417,865

Distributions	(9,043,788)	(10,000,182)
Administrative expenses	(29,364)	(25,591)
Net (decrease) increase	(18,442,075)	10,000,993

Net assets available for benefits:
Beginning of year	163,304,469	153,303,476
End of year	$ 144,862,394 ==========	$ 163,304,469 ==========

See accompanying notes to financial statements

MOOG INC. SAVINGS AND STOCK OWNERSHIP PLAN
 Notes to Financial Statements
September 30, 2001 and 2000

(1)                     Description of Plan

The following is a brief description of the Moog Inc. Savings and Stock Ownership Plan (the Plan) and is provided for general information purposes only. Participants should refer to the Plan document for more complete information.

(a)                     General

The Plan is a defined contribution plan sponsored by Moog Inc. (the Company). The Plan is subject to the provisions of the Employee Retirement Income Security Act of 1974 (ERISA). The Plan has separate savings and stock ownership components.

(b)                      Eligibility

All domestic employees of the Company are eligible to participate in the Plan immediately upon hire.

 (c)               Eligibility Contributions and Investments

Each eligible participant may make voluntary pre-tax contributions to the Plan in the form of a 1% to 20% salary reduction subject to Internal Revenue Code (IRC) limits. Contributions are directed by the participant among the available investment options. The Plan currently offers nine mutual funds, a stable return fund (Trustee commingled fund), and Company stock as investment options for participants. In 1994, certain assets of the AlliedSignal Savings Plan (including shares of AlliedSignal common stock) were transferred to the Plan as a result of the Company's acquisition of certain product lines of AlliedSignal Corporation. In December 1999, the AlliedSignal common stock was exchanged for Honeywell International, Inc. ("Honeywell") common stock due to the merger of the two companies. Honeywell common stock is not an ongoing investment option for Plan participants.

The Company matches 25% of employee contributions that the participant allocates towards the purchase of Company common stock (the Company Match). The Company Match may be paid in cash or shares of Company common stock, at the Company's discretion.  The Company does not match employee contributions allocated to other investment options.

Rollovers represent accounts contributed to the Plan by participants from prior employer plans.

(d)                     Participant Accounts

A separate account is maintained for each Plan participant. Participant accounts are maintained in units and the change in participant account value is based on the daily fluctuation of unit value of the underlying investments. Dividend and interest income is allocated based on the number of units each participant owns on the entitlement date. Participant accounts are fully and immediately vested. Participants generally may transfer all or part of their accounts among investment options on a daily basis except for certain restrictions on funds transferred from Company stock and transfers to Honeywell common stock. Company matching contributions are invested in Company stock and are subject to the mandatory ESOP diversification rules. Participant contributions invested in Company stock may not be transferred except at termination, retirement or in case of a financial hardship. No additional Honeywell common stock may be purchased.

(e)                    Distributions

Subject to certain limitations, a participant may withdraw all or part of his or her account balance upon attainment of age 59 1/2. Distribution of a participant's account balance is also permitted in the event of death, disability, termination of employment or immediate financial hardship, as defined. Distributions are required to begin at age 70 1/2. Distributions are made in cash except for the Company Match and Honeywell common stock which can be distributed in cash or shares.

(f)                    Participant Loans

Loans are limited to the lesser of $50,000 or one-half of the participant's account balance with a minimum loan of $1,000, payable over a term not to exceed five years. Interest is charged at a rate established by the Plan and is normally prime plus one percent.

(g)                    Administrative Expenses

Participants are required to pay an origination fee with respect to loans from the Plan. Costs of administering the Plan are borne by the Company.

(2)                    Summary of Significant Accounting Policies

(a)                    Basis of Presentation

The financial statements are presented on the accrual basis of accounting.

(b)                    Cash and Cash Equivalents

All highly liquid investments with an original maturity of three months or less are considered cash equivalents.

(c)                    Investments

Investments in mutual funds, the Collective Trust Fund, Honeywell and Company stock are reported at fair value determined by reference to quoted market prices of the underlying securities.  Purchases and sales of securities are reported on a "trade date" basis.

The guaranteed investment contracts are fully benefit-responsive and are, therefore, reported at contract value which approximates fair value and which represents the cost of the underlying investment contracts plus interest.

(d)                    Use of Estimates

In preparing the financial statements, the Plan administrator is required to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of changes in net assets during the reporting period. Actual results could differ from those estimates.

(3)                    Investments

Net appreciation (depreciation) in fair value of investments, including investments bought, sold, as well as held during the year, for the years ended September 30, 2001 and 2000 is summarized as follows:
	September 30,
	2001	2000
Mutual Funds	$ (24,174,883)	$ 11,699,163

Collective Trust Fund	671,893	-

Moog Inc. common stock	1,535,076	913,654

Honeywell International Inc. common stock	(2,797,294)	(8,270,082)
	$ (24,765,208) ==========	$ 4,342,735 ==========

Plan investments consist of the following:

	September 30,
2001		2000
Mutual Funds
Vanguard Windsor Fund - 1,660,571 and 1,378,633 shares, respectively	$ 23,314,414	*	$ 22,154,626	*
Vanguard Institutional Index Fund - 132,920 shares and 132,741 shares, respectively	12,644,648	*	17,431,553	*
Fidelity Puritan Fund - 545,872 and 492,704 shares, respectively	9,203,408	*	9,297,333	*
Janus Worldwide Fund - 272,494 and 278,047 shares, respectively	10,583,648	*	20,508,735	*
Putnam New Opportunities Fund - 196,938 and 173,796 shares, respectively	6,680,138		16,359,372	*
HSBC Investor Growth and Income Fund - 19,635 shares	174,556		-
HSBC Investment Opportunity Fund - 41,488 shares	373,809		-
HSBC Investor Overseas Equity Fund - 10,602 shares	118,322		-
HSBC Investor Bond Fund - 148,119 shares	1,531,552		-
	64,624,495		85,751,619
Collective Trust Fund
HSBC Collective Trust Stable Return Fund	17,674,806	*	-

Guaranteed Investment Contracts
CNA Life Insurance Co., 6.3% guaranteed investment contract matured in December 2000	-		8,768,490	*
Principal Life Group Annuity Contract, 5.5% guaranteed investment contract maturing in December 2001	6,247,207		5,997,753
Travelers Insurance, 6.2% guaranteed investment contract matured in December 2000	-		3,476,253
Metropolitan Life Group Annuity Contract, 7.2% guaranteed investment contract maturing in December 2002	5,667,008		6,401,138
New York Life Group Annuity Contract, 7.1% guaranteed investment contract maturing in December 2002	5,655,032		6,395,185
	17,569,247		31,038,819
Moog Inc. Common Stock
Class A - 627,348 and 373,154 shares, respectively	14,159,244	*	11,241,264	*
Class B - 707,633 and 489,418 shares, respectively	19,106,078	*	19,699,074	*
	33,265,322		30,940,338
Honeywell International Inc. Common Stock 316,130 and 336,342 shares respectively	8,345,832	*	11,982,184	*

Total Investments	$ 141,479,702 ==========		$159,712,960 =========
* Represents 5% or more of the Plan's net assets available for benefits

(4)         Federal Income Taxes

The Plan has received a favorable determination letter dated June 14, 1999 from the Internal Revenue Service stating that the Plan qualifies under Section 401(a) and 501(a) of the IRC.

The Plan sponsor believes that the Plan has been and continues to operate in conformity with its terms and with applicable laws and regulations to maintain its tax qualified status. Accordingly, no federal income tax provision has been made in the accompanying financial statements.

(5)         Plan Termination

Although it has not expressed an intent to do so, the Company has the right under the Plan to discontinue its contributions at any time and to terminate the Plan subject to the provisions of ERISA.

Upon termination, the Company will instruct the trustee to either continue the management of the trust's assets or liquidate the trust and distribute the assets to the participants in accordance with the Plan document.

Moog Inc. Savings and Stock Ownership Plan Item 4i - Schedule of Assets Held for Investment Purposes September 30, 2001 ______________________________________________________________________________

Identity of Issue	Description	Number of Shares	Cost	Fair or Contract Value

Principal Life Group Annuity Contract	5.5 % Guaranteed investment contract maturing in December 2001.		$ 6,247,207	$ 6,247,207

Metropolitan Life Group Annuity Contract	7.2 % Guaranteed investment contract maturing in December 2002.		5,667,008	5,667,008

New York Life Group Annuity Contract	7.1 % Guaranteed investment contract maturing in December 2002.		5,655,032	5,655,032

* HSBC Collective Trust Stable Return Fund	Collective Trust Fund		17,002,914	17,674,806

Vanguard Windsor Fund	Mutual Fund	1,660,571	25,380,124	23,314,414

Fidelity Puritan Fund	Mutual Fund	545,872	9,989,223	9,203,408

Vanguard Institutional Index Fund	Mutual Fund	132,920	17,638,842	12,644,648

Putnam New Opportunities Fund	Mutual Fund	196,938	14,318,869	6,680,138

Janus Worldwide Fund	Mutual Fund	272,494	16,303,668	10,583,648

* HSBC Investor Growth and Income Fund	Mutual Fund	19,635	169,226	174,556

* HSBC Investment Opportunity Fund	Mutual Fund	41,488	497,758	373,809

* HSBC Investor Overseas Equity Fund	Mutual Fund	10,602	156,767	118,322

* HSBC Investor Bond Fund	Mutual Fund	148,119	1,521,211	1,531,552

* Moog Inc.	Class A common stock	627,348	10,815,400	14,159,244

* Moog Inc.	Class B common stock	707,633	6,391,802	19,106,078

Honeywell International Inc.	Common stock	316,130	6,677,817	8,345,832

Participant loans receivable	Loans at interest rates of prime plus one percent		2,305,194	2,305,194

	Total investments		$ 146,738,062 =========	$ 143,784,896 =========

* Party named is a party-in-interest

Moog Inc. Savings and Stock Ownership Plan Item 4j - Schedule of Reportable Transactions Year Ended September 30, 2001

Identity of party Involved	Description of asset	Purchase Price	Selling Price	Expense incurred with transaction	Cost of asset	Current value of assets on transaction date	Net (Loss) Gain
Janus	Worldwide Fund mutual fund	$4,455,391 -	4,569,226		- 5,731,360	$ 4,455,391 -	- (1,162,134)

HSBC *	S-T-I-F Directed	21,473,237 -	- 21,672,514	- -	21,473,237 21,672,514	21,473,237 21,672,514	- -

HSBC *	Stable Return Fund	17,002,914 -	- -	- -	17,002,914 -	17,002,914 -	-

HSBC *	Money Market Fund	21,783,483 -	- 21,796,980	- -	21,783,483 21,796,980	21,783,483 21,796,980	- -

Vanguard	Windsor Fund mutual fund	6,762,685 -	- 2,566,743	- -	6,762,685 2,452,181	6,762,685 -	- 114,562

HSBC *	Fixed Income unitized Fund (Cash Equivalent)	7,971,930 -	- 6,261,586	- -	7,971,930 6,114,990	7,971,930 -	- 146,596

* Party named is a party-in-interest